Southern Properties Capital Ltd

November 2, 2022
To To
The Securities Authority The Tel Aviv Stock Exchange LTD
www.isa.gov.il www.tase.co.il

Immediate Report
Further to the Company's immediate report dated September 17, 2022 (the “Referral Report”)1, with regard to the Closing of the sale of forty five (45) of the Victory Abode Apartments LLC properties (out of a total of 52 properties) and the sale of the Sugar Mill III property (which is held directly by the Company) to a third-party (hereinafter: the "Referral Report", "VAA" and the “Sale Transaction”, as applicable), the Company is pleased to advise as follows:
On November 2, 2022, VAA made the second phase of the distribution of the proceeds resulted to VAA from the closing of the Sale Transaction, as part of which approximately $203.9 million was distributed to the Company and the full control and economical rights2 to the seven remaining properties of VAA. As described in the Referral Report, per the Company’s estimation, the transfer of the formal title in those properties will take place no later than six months, and as early as the date upon which the Company obtains HUD approval with regard to the existing mortgage loans.
For further details of the Sale Transaction, it's closing and the first phase of the Distribution, see the previous reports of the Company3 and the Referral Report
For further details of the Sale Transaction, see the previous reports.
It should be emphasized that the Company's estimation of the date to receives HUD approval is forward-looking information as defined in the Securities Law and is based on information available to the Company as of the date of the report, it is clarified that there is no certainty as to the exact date mentioned and that the actual receipt of approval depends on factors beyond the Company’s control.

Sincerely,
Southern Properties Capital Ltd
By Mr. Erik L. Johnson, Director and CFO.

1 Reference no.: 2022-01-095595, the information of which is presented in this report by way of reference
2 Meaning the full control right and the right to receive (100%) of ongoing distributions and distributions from capital events.
3 In section 2.1 of Chapter A-The Board of Directors Report of the Company for the second quarter of 2022 Company, which was published on August 17, 2022, reference number: 2022-01-104878, which is presented in this report by way of reference, and the Immediate Reports of the Company dated June 19, 2022 and August 17, 2022, reference number: 2022-01-061812 and 2022-01-104902, respectively, the information of which is presented in this report by way of reference.the purpose of covering the tax liability on the transaction (subject to any required law and approvals), since the Company is "transparent" for tax purposes and tax liability resulting from the Transaction, this will be imposed on its shareholders. The aforesaid does not derogate from the distribution covenants specified in the Deeds of Trust.